AMENDMENT TO EXPENSE LIMITATION AGREEMENT BETWEEN OLD

MUTUAL ADVISOR FUNDS AND OLD MUTUAL CAPITAL, INC.

DATED AUGUST 1, 2007

AS AMENDED NOVEMBER 19, 2007

This Agreement is amended by adding Class R shares of the Fund to the Agreement and revising Schedule A to the Agreement to set forth the expense limitation for Class R shares. Revised Schedule A is set forth below:

SCHEDULE A

AS AMENDED NOVEMBER 19, 2007

TO

EXPENSE LIMITATION AGREEMENT

BETWEEN

OLD MUTUAL ADVISOR FUNDS

AND

OLD MUTUAL CAPITAL, INC.

DATED AUGUST 1, 2007

Old Mutual Copper Rock Emerging Growth Fund
Class of Shares	Expense Limit

Class A	1.67%
Class C	2.42%
Class Z	1.42%
Institutional Class	1.22%
Class R	1.92%

Old Mutual Advisor Funds	Old Mutual Capital, Inc.

By: /s/ Julian F. Sluyters	By: /s/ Mark E. Black

Name: Julian F. Sluyters	Name: Mark E. Black

Title: President	Title: Chief Financial Officer